                                    AGREEMENT

     This Agreement is made and entered into as of the 1st day of February, 1997, between Mr. Rajiv Vohra, (the "Advisor") and Packaging Plus Services, Inc., a Nevada Corporation, (the "Company").

     In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. The Company hereby engages the Advisor on a non-exclusive basis for the term specified in Paragraph 2 hereof to render consulting advice to the Company as a public relations specialist relating to corporate and similar matters upon the terms and conditions set forth herein. During the term of this Agreement, the Advisor and the Company intend to evaluate the possibilities for additional engagements that may be embodied in one or more separate written agreements. These agreements will be advantageous to the Advisor.

     2. Except as otherwise specified herein, this Agreement shall be effective for twelve (12) months from the date hereof, until it is terminated by either party upon sixty (60) days written notice received by either the Advisor or the Company.

     3. During the term of this Agreement, the Advisor shall provide the Company with such regular and customary consulting advice as is reasonably requested by the Company, provided that the Advisor shall not be required to undertake duties not reasonably within the scope of the public relations advisory services contemplated by this Agreement. It is understood and acknowledged by the parties that the value of the Advisor's advice is not readily quantifiable, and that the Advisor shall be obligated to render advice upon the request of the Company, in good faith, but shall not be obligated to spend any specific amount of time in so doing. The advisor's duties may include, but will not necessarily be limited to, providing recommendations to the Company concerning the following public relations matters:

     A. Rendering advice and assistance to the Company in connection with the preparation of annual and interim reports and press releases;

     B. Preparing or assisting the Company in promotion of the company including but not limited to the preparation of brochures, newsletters, announcements and advertisements;

     C. Assisting in the Company's financial public relations and preparation of research reports;

     4. In consideration for the services rendered by the Advisor to the Company pursuant to this Agreement, the Company shall compensate the Advisor as follows:

        (a) A monthly fee of $10,000 per month payable on the 17th day of March through January, 1998.

        (b) The Company grants to the Advisor common shares of the Company at the rate of 40,000 shares per month, for the eighth through the twelfth months of the term of this Agreement, or a total of 200,000 shares. The total amount of these shares may be transferred to the Advisor, in advance at any time.

        (c) Effective March 17, 1997, the Company grants to the Advisor an option to purchase 10,000 of the common shares of the Company, at a price of $1.50 per share. This option must be exercised within 30 days of such effective date.

        (d) Effective April 17, 1997, the Company grants to the Advisor an option to purchase 10,000 of the common shares of the Company, at a price of $2.00 per share. This option must be exercised within 30 days of such effective date.

        (e) Effective June 17, 1997, the Company grants the Advisor an option to purchase 10,000 of the common shares of the Company, at a price of $2.50 per share. This option must be exercised within 60 days of such effective date.

        (f) Effective July 17, 1997, the Company grants to the Advisor an option to purchase 10,000 of the common shares of the Company, at a price of $1.50 per share. This option must be exercised within 60 days of such effective date.

        (g) The Company agrees to include any shares received by the Advisor pursuant to the exercise of such options (or for fees) in its next succeeding registration statement, at the Company's sole cost and expense.

     5. The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, the Advisor will use and rely on data, material and other information furnished to the Advisor by the Company. The Company acknowledges and agrees that in performing its services under this engagement, the Advisor may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same. Accordingly, the Company expressly agrees that all data, material and other information furnished to the Advisor by the Company shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

     6. The Advisor shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that the Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

     7. (a) This Agreement constitutes the entire Agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein, except that the Company recognizes it owes the Advisor an additional $25,000 under his past agreement.

        (b) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth below or to such other address as either party may hereafter give notice of in accordance with the provisions hereof:

if to the Company:          Packaging Plus Services, Inc.
                            20 South Terminal Drive
                            Plainview, New York 11803
                            Attn: Mr. Richard Altomare

if to the Advisor:          Mr. Rajiv Vohra
                            3000 N. E. 51st Street
                            Lighthouse Point, FL 33064-7861

        (c) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

        (d) This Agreement may be executed in any number of counterparts, each of which together shall constitute on one and the same original documents.

        (e) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

        (f) The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be first submitted to mediation and, failing satisfactory resolution, may be enforced in the Courts.

     If the foregoing correctly sets forth the understanding between the Advisor and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided, at which time this letter shall become a binding contract.


Accepted and Agreed:

PACKAGING PLUS SERVICES, INC.       /s/ Rajiv Vohra
                                    ------------------
                                    Rajiv Vohra



By: /s/ Richard A. Altomare
    ------------------------------
    Richard A. Altomare, President

                             AMENDMENT TO AGREEMENT

         The Agreement dated as of February 1, 1997 between Mr. Rajiv Vohra (the "Advisor") and Packaging Plus Services, Inc. (the "Company") is hereby amended as follows:

         Paragraph 2 of the Agreement, is amended to read:

         "2. Except as otherwise specified herein, this Agreement shall be effective for seventeen (17) months from the date hereof, until it is terminated by either party upon sixty (60) days written notice received by either the Advisor or the Company."

         Paragraph 4(b) of the Agreement, is amended, in part, to read:

         "4. In consideration for the services rendered by the Advisor to the Company pursuant to this Agreement, the Company shall compensate the Advisor as follows:

         "(b) The Company grants to the Advisor common shares of the Company at the rate of 40,000 shares per month, for the eighth through the seventeenth months of the term of this Agreement, or a total of an additional 200,000 shares for the five additional months of the extended term hereof (in addition to the original 200,000 shares of the Agreement). The total amount of these Shares may be transferred to the Advisor, in advance at any time."

         Paragraph 4(a) is amended by changing the monthly fee to $3,000 per month.

         Paragraphs 4(c), 4(d), 4(e) and 4(f), on the grant of options, are hereby eliminated (the parties will adopt a new option package in the future).

         The amount of $25,000, covering a past agreement, referenced in paragraph 7(a), is hereby eliminated.

         All other terms and conditions of the Agreement continue in effect.

Dated: March 14, 1997


                                                   /s/ Rajiv Vohra
                                                   ----------------------------
                                                       Rajiv Vohra
Packaging Plus Services, Inc.




By /s/ Richard A. Altomare
   ------------------------
       Richard A. Altomare
       President and CEO